SOCKET MOBILE, INC.

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS
To Be Held April 27, 2011

Dear Stockholders:

           You are cordially invited to attend the Annual Meeting of Stockholders of Socket Mobile, Inc., a Delaware corporation (the "Company"), to be held Wednesday, April 27, 2011 at 9:00 a.m., local time, at the Company's headquarters at 39700 Eureka Drive, Newark, California 94560 for the following purposes:

           (1) To elect seven directors to serve until their respective successors are elected;

           (2) To ratify the appointment of Moss Adams LLP as independent public accountants of the Company for the fiscal year ending December 31, 2011.

           (3) To transact such other business as may properly come before the meeting or any adjournment thereof.

           The foregoing items of business are more fully described in the Proxy Statement accompanying this notice.

           Only stockholders of record at the close of business on February 28, 2011 are entitled to notice of and to vote at the meeting. All stockholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, you are urged to mark, sign, date, and return the enclosed Proxy as promptly as possible following the instructions on your proxy ballot. Any stockholder attending the meeting may vote in person even if he or she has returned a Proxy.

Sincerely,
Kevin J. Mills
President and Chief Executive Officer
Newark, California March 11, 2011

YOUR VOTE IS IMPORTANT.
IN ORDER TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING,
YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY
AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

SOCKET MOBILE, INC.

PROXY STATEMENT FOR
2011 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

           The enclosed proxy is solicited on behalf of the Board of Directors of Socket Mobile, Inc. (the "Company"), for use at the 2011 Annual Meeting of Stockholders to be held Thursday April 27, 2011at 9:00 a.m., local time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of 2011 Annual Meeting of Stockholders. The 2011 Annual Meeting will be held at the Company's headquarters at 39700 Eureka Drive, Newark, California 94560. The Company's telephone number at that location is (510) 933-3000.

           Notice of the availability of these proxy solicitation materials and our Annual Report on Form 10-K for the year ended December 31, 2010, including financial statements, were first mailed on or about March 21, 2011 to all stockholders entitled to vote at the 2011 Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

           The proxy materials are available at http://www.socketmobile.com/2011-proxy-materials.html. Stockholders may access the Notice of Annual Meeting and Proxy Statement, Annual Report on Form 10-K and Proxy Card at this site to read, download the documents, and/or request a printed copy. Printed copies may also be requested by telephone at 800-856-9390. Printed copies will be mailed within 3 business days of receipt of the request.

RECORD DATE AND PRINCIPAL SHARE OWNERSHIP

           Holders of record of our Common Stock at the close of business on February 28, 2011 (the "Record Date") are entitled to notice of and to vote at the 2011 Annual Meeting. At the Record Date, 4,084,476 shares of Common Stock were issued and outstanding. Each share of Common Stock is entitled to one vote. The Company has no other class of voting securities outstanding and entitled to be voted at the meeting.

           The only persons known by the Company to beneficially own more than five percent of the Company's Common Stock as of the Record Date were Charlie Bass, the Chairman of the Company's Board of Directors, Kevin J. Mills, the President, Chief Executive Officer and a director of the Company, Hudson Bay Master Fund Ltd. which is managed by Hudson Bay Capital Management LP, Roy L. Rogers as trustee for the Rogers Family Trust UTD 01-21-81 and the Roy and Ruth Rogers Unitrust, UTD 09-28-89, Leviticus Partners, L.P. whose general partner is AMH Equity LLC and AboCom Systems Inc. Please see "Security Ownership of Certain Beneficial Owners and Management" for more information on these holdings.

REVOCABILITY OF PROXIES

           Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the 2011 Annual Meeting and voting in person.

VOTING AND SOLICITATION

           Generally each stockholder is entitled to one vote for each share of Common Stock held on all matters to be voted on by the stockholders. If, however, any stockholder at the 2011 Annual Meeting gives notice of his or her intention to cumulate votes with respect to the election of directors (Proposal One), then each stockholder may cumulate such stockholder's votes for the election of directors and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares of Common Stock that such stockholder is entitled to vote, or may distribute such stockholder's votes on the same principle among as many candidates as the stockholder may select, provided that votes cannot be cast for more than seven candidates. However, no stockholder shall be entitled to cumulate votes for a candidate unless the candidate's name has been placed in nomination prior to the voting and the stockholder, or any other stockholder, has given notice at the meeting, prior to the voting, of the intention to cumulate votes. On all other matters, stockholders may not cumulate votes.

           This solicitation of proxies is made by the Company, and all related costs will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of stock for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by the Company's directors, officers and regular employees, without additional compensation, personally or by telephone, email or facsimile.

QUORUM; VOTE REQUIRED; ABSTENTIONS; BROKER NON-VOTES

           The presence at the 2011 Annual Meeting, either in person or by proxy, of the holders of a majority of votes entitled to be cast with respect to the outstanding shares of Common Stock shall constitute a quorum for the transaction of business. Shares that are voted "FOR," "AGAINST," "WITHHOLD or "ABSTAIN" on a subject matter (the "Votes Cast") are treated as being present at the meeting for purpose of establishing a quorum entitled to vote on the matter.

           Proposal One. Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. If a quorum is present at the meeting, the seven nominees receiving the highest number of votes will be elected to the Board of Directors. Votes withheld from any nominee are counted for purposes of determining the presence or absence of a quorum.

           Proposal Two. Ratification of the appointment of Moss Adams LLP as the Company's independent public accountants for the fiscal year ending December 31, 2011 requires the affirmative vote of a majority of the Votes Cast on the matter at the 2011 Annual Meeting.

           The Company also intends to count abstentions for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal (other than the election of directors). Thus, abstentions will have the same effect as a vote against a proposal.

           Broker non-votes will be counted for purpose of determining the presence or absence of a quorum for the transaction of business, but will not be counted for purpose of determining the number of Votes Cast with respect to a particular proposal. Thus, a broker non-vote will not have any effect on the outcome of the voting on Proposal 2, which requires the affirmative vote of a majority of the Votes Cast.

           A plurality of the votes duly cast is required for the election of directors. Thus, neither abstentions nor broker non-votes affect the election of directors, as only affirmative votes will affect the outcome of the election.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS TO BE INCLUDED IN THE COMPANY'S PROXY MATERIALS

           The Company currently intends to hold its 2012 Annual Meeting of Stockholders in April 2012 and to mail proxy statements relating to such meeting in March 2012. Proposals of stockholders of the Company that are intended to be presented by such stockholders at the 2012 Annual Meeting must be received by the Company no later than November 21, 2012, and must otherwise be in compliance with applicable laws and regulations, in order to be considered for inclusion in the Company's proxy statement and proxy card relating to that meeting. In addition, stockholders must comply with the procedural requirements in the Company's bylaws. Under the Company's bylaws, notice of any stockholder nomination to the board or proposal of business must be delivered to or mailed and received by the Secretary of the Company not less than ninety (90) days prior to the meeting; provided, however, that in the event that less than one-hundred (100) days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting is mailed or such public disclosure is made. To be in proper form, a stockholder's notice to the Secretary shall set forth: (i) the name and address of the stockholder who intends to make the nominations or propose the business and, as the case may be, of the person or persons to be nominated or of the business to be proposed; (ii) representations that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and, as applicable, that such stockholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice or propose such business; (iii) if applicable, a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (iv) such other information regarding each nominee or each matter of business to be proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated, or intended to be nominated, or the matter been proposed, or intended to be proposed by the Board of Directors; and (v) if applicable, the consent of each nominee to serve as director of the Company if so elected. The chairman of the meeting shall refuse to acknowledge the nomination of any person or the proposal of any business not made in compliance with the foregoing procedure. Stockholders can obtain a copy of the Company's bylaws from the Company upon request. The Company's bylaws are also on file with the Securities and Exchange Commission.

           If a stockholder intends to submit a proposal at the 2012 Annual Meeting, but does not wish to have it included in the proxy statement and proxy for that meeting, the stockholder must do so no later than January 31, 2012, or else the proxy holders will be allowed to use their discretionary authority to vote against the proposal when it is raised at the 2012 Annual Meeting.

           The attached proxy card grants the persons named as proxies discretionary authority to vote on any matter raised at the 2011 Annual Meeting that is not included in this Proxy Statement. The Company has not been notified by any stockholder of his or her intent to present a stockholder proposal at the 2011 Annual Meeting.

PROPOSAL ONE

ELECTION OF DIRECTORS

           The proxy holders will vote to elect as directors the seven nominees named below, unless a proxy card is marked otherwise. The nominees consist of seven current directors. If a person other than a management nominee is nominated at the 2011 Annual Meeting, the holders of the proxies may choose to cumulate their votes and allocate them among such nominees of management as the proxy holders shall determine in their discretion in order to elect as many nominees of management as possible. The seven candidates receiving the highest number of votes will be elected. In the event any nominee is unavailable for election, which is not currently anticipated, the proxy holders may vote in accordance with their judgment for the election of substitute nominees designated by the Board of Directors.

           All seven directors will be elected for one-year terms expiring at the 2012 Annual Meeting of Stockholders, subject to the election and qualification of their successors or their earlier death, resignation or removal.

           The following table sets forth information concerning the nominees for director.

Name of Nominee	Age	Position(s) Currently Held With the Company	Director Since
Charlie Bass (1)(2)	69	Chairman of the Board	1992
Kevin J. Mills	50	President, Chief Executive Officer and Director	2000
Charles C. Emery, Jr.(1)	64	Director	2010
Micheal L. Gifford	53	Executive Vice President and Director	1992
Leon Malmed (1)(2)	73	Director	2000
Thomas O. Miller(3)	59	Director	2008
Peter Sealey (3)	70	Director	2002

(1) Member of the Audit Committee. (2) Member of the Nominating Committee. (3) Member of the Compensation Committee.

           There are no family relationships among any of the directors or executive officers of the Company.

           Charlie Bass co-founded the Company in March 1992 and has been the Chairman of the Board of Directors from such time to the present. Dr. Bass served as the Company's Chief Executive Officer from April 1997 to March 2000. Dr. Bass has served as the Trustee of The Bass Trust since April 1988. Dr. Bass holds a Ph.D. in electrical engineering from the University of Hawaii.

           Kevin J. Mills was appointed the Company's President and Chief Executive Officer and a director of the Company in March 2000. He served as the Company's Chief Operating Officer from September 1998 to March 2000. Mr. Mills joined the Company in September 1993 as Vice President of Operations and has also served as our Vice President of Engineering. Prior to joining the Company, Mr. Mills worked from September 1987 to August 1993 at Logitech, Inc., a computer peripherals company, serving most recently as its Director of Operations. He holds a B.E. in Electronic Engineering with honors from the University of Limerick, Ireland.

           Charles C. Emery, Jr. has been a director of the Company since April 2010. Dr. Emery served until his retirement as Senior Vice President and Chief Information Officer for Horizon Blue Cross Blue Shield of New Jersey from 1996 through 2006. Since his retirement, Dr. Emery has been active with Arizona State University and the University of Maryland teaching graduate classes in healthcare information systems, strategic planning, and healthcare finance. He has over 35 years experience working within the health insurance and healthcare provider sectors. He is a fellow of the American College of Healthcare Executives and a fellow of the College of Healthcare Information Management Executives. Dr. Emery holds a doctorate in management systems from the Peter F. Drucker Graduate Management School at the Claremont Graduate University.

           Micheal L. Gifford is a co-founder of the Company and has been a director since its inception in March 1992, has served as the Company's Executive Vice President since October 1994 and is currently the Vice President of Marketing and Business Development. Mr. Gifford served as the Company's President from the Company's inception in March 1992 to September 1994 and as the Company's Chief Executive Officer from March 1992 to June 1994. From December 1986 to December 1991, Mr. Gifford served as a director and as Director of Sales and Marketing for Tidewater Associates, a computer consulting and computer product development company. Prior to working for Tidewater Associates, Mr. Gifford co-founded and was President of Gifford Computer Systems, a computer network integration company. Mr. Gifford holds a B.S. in Mechanical Engineering from the University of California at Berkeley.

           Leon Malmed has been a director of the Company since June 2000. Mr. Malmed served as Senior Vice President of Worldwide Marketing and Sales of SanDisk Corporation, a manufacturer of flash memory products, from 1992 to his retirement in March 2000. Prior to his tenure with SanDisk Corporation, Mr. Malmed was Executive Vice President of Worldwide Marketing and Sales for Syquest Corporation, a disk storage manufacturer, and President of Iota, a Syquest subsidiary, from 1990 to 1992; and Senior Vice President of Worldwide Sales, Marketing and Programs for Maxtor Corporation, a disk drive supplier, from 1984 to 1990. Mr. Malmed holds a B.S. in Mechanical Engineering from the University of Paris, and also has completed the AEA/UCLA Senior Executive Program at the University of California at Los Angeles and the AEA/Stanford Executive Institute Program for Management of High Technology Companies at Stanford Business School.

           Thomas O. Miller was appointed a director of the Company by the Board of Directors in February 2008. He is a Partner in The SAGE Group of Bellevue, Washington, a management consulting company that works with executives at small to midsize companies on business transformation and revitalization strategies for value-creating events. Mr. Miller and The SAGE Group also advise private equity firms who invest in wireless and mobility companies. Prior to The SAGE Group, Mr. Miller was a member of the executive team at Intermec Corporation, a leader in the automated data collection, wireless and mobile computing industries, serving as its President from 2004 to 2005. He was also Vice President of Corporate Development until July 2006 with Intermec's parent company UNOVA. Prior to his appointment as President of Intermec, he was Executive Vice President, Global Sales and Marketing from 2001 to 2003, and Senior Vice President, Americas and System and Solutions from 1999 through 2001. Mr. Miller was Chairman of the Automatic Industry and Mobility Association from 2003 to March 2006 and was recognized for his contributions to the industry with induction into the AIDC100 organization in 2004. Mr. Miller previously served on the board of directors and the audit and compensation committees of InfoLogix, Inc., an enterprise mobility automation company serving the healthcare industry, from October 2006 until January 18, 2011 when it was purchased by Stanley Works. Mr. Miller holds a Bachelor of Business and a Master of Business Administration degree from Western Illinois University.

           Peter Sealey has been a director of the Company since June 2002. Dr. Sealey has served as Chief Executive Officer and founder of The Sausalito Group, Inc., a management consulting firm, since its founding in July 1997. Dr. Sealey also serves as an Adjunct Professor of Marketing at the Peter F. Drucker Graduate Management School at the Claremont Graduate University in Claremont, California. He served as a member of the board of directors of Echometrix Inc., a leading developer of analytic applications for user-generated digital web content, from December 2008 through April 21, 2010 and was their non-executive chairman of the board from February 2009 through April 21, 2010. He previously served as an Adjunct Professor of Marketing at the Haas School of Business, University of California at Berkeley from 1996 to 2006. From July 1969 to August 1993, Dr. Sealey served in various senior marketing positions with the Coca-Cola Company, including as its Senior Vice President, Global Marketing and Chief Marketing Officer from December 1989 to August 1993. Dr. Sealey holds a doctorate from the Peter F. Drucker Graduate Management School at the Claremont Graduate University.

BOARD MEETINGS AND COMMITTEES

           The Board of Directors has determined that all of the nominees, except Messrs. Mills and Gifford, satisfy the definition of "independent director," as established by Nasdaq listing standards. The Board of Directors has an Audit Committee, a Nominating Committee and a Compensation Committee. Each committee has adopted a written charter, all of which are available on the Company's web site at http://www.mkr-group.com/SCKT/board_committee.html. The Board of Directors has also determined that each member of the Audit Committee, the Nominating Committee and the Compensation Committee satisfies the definition of "independent director," as established by Nasdaq listing standards.

           The Board of Directors held a total of four regular meetings during fiscal 2010 and two telephone meetings. The independent directors met separately without management or the management directors after each of the four regular Board meetings held during 2010. The Company strongly encourages members of the Board of Directors to attend all meetings, including meetings of committees on which they serve, as well as the annual meeting of stockholders. No director attended fewer than 75 percent of the meetings of the Board of Directors and the Board committees on which he served. All directors attended the 2010 Annual Meeting of Stockholders.

           The Audit Committee consists of Messrs. Bass (Chairman), Emery, and Malmed. As required by Nasdaq rules, the members of the Audit Committee each qualify as "independent" under the standards established by the United States Securities and Exchange Commission for members of audit committees. The Audit Committee also includes one member, Dr. Bass, who has been determined by the Board of Directors to meet the qualifications of an "audit committee financial expert" in accordance with Securities and Exchange Commission rules. Stockholders should understand that this designation is a disclosure required by the Securities and Exchange Commission relating to Dr. Bass' experience and understanding with respect to certain accounting and auditing matters. This designation does not impose upon Dr. Bass any duties, obligations or liabilities that are greater than are generally imposed on him as a member of the Audit Committee, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liabilities of any other member of the Audit Committee or Board of Directors.

           The Audit Committee met with management and the independent accountants six times by telephone during the year ended December 31, 2010 to review quarterly and annual financial information and to discuss the results of quarterly review procedures performed by the independent accountants before quarterly and annual financial reports were issued. The Audit Committee is responsible for appointing, compensating and overseeing actions taken by the Company's independent accountants, and reviews the Company's internal financial controls and financial statements. In connection with the completion of the annual audit of the Company's financial statements for the year ended December 31, 2010, the Audit Committee met in January 2011 and again in February and March 2011 with management and with the independent accountants, reviewed the financial statements and the annual audit results, including the independent accountants' assessment of the Company's internal controls and procedures, and discussed with the independent accountants the matters denoted as required communications by Statement of Auditing Standards 61 (SAS 61). The meetings also included a discussion and review of auditor independence, the pre-approval of the independent accountants' fees for 2011, and a recommendation to the Board of Directors to approve the issuance of the financial statements for the year ended December 31, 2010. The report of the Audit Committee for the year ended December 31, 2010 is included in this Proxy Statement. The Audit Committee Charter is available on the Company's website at http://www.mkr-group.com/SCKT/board_committee.html.

           The Nominating Committee consists of Messrs. Malmed (Chairman) and Bass. The Nominating Committee considers and recommends nominations for the Board of Directors and facilitates the self-assessment of Board performance by the independent directors. The Nominating Committee met twice in 2010, and twice in 2011, one time in January 2011 and one time in February 2011 to consider nominees for director. The Nominating Committee determined that each of the seven current directors being nominated was willing and able to serve as a director for the ensuing year and recommended their nomination. In addition, the independent directors met four times during 2010 and once in January 2011 following their regular board meetings to consider matters relating to board governance, oversight and effectiveness. For 2012, the Nominating Committee will consider nominees recommended by security holders. Such nominations should be made in writing to the Company, attention Corporate Secretary, no later than November 21, 2012 in order to be considered for inclusion in next year's proxy statement. The Nominating Committee Charter is available on the Corporate Governance section of the Company's website at http://www.mkr-group.com/SCKT/board_committee.html.

           The Compensation Committee, which consists of Messrs. Sealey (Chairman) and Miller, held six meetings during fiscal year 2010. The Compensation Committee is responsible for determining salaries, incentives and other forms of compensation for directors and officers of the Company and administering the Company's incentive compensation and benefit plans including its equity incentive plan. The report of the Compensation Committee for fiscal year 2010 is included in this Proxy Statement. The Compensation Committee Charter is available on the Corporate Governance section of the Company's website at http://www.mkr-group.com/SCKT/board_committee.html.

COMPENSATION OF DIRECTORS

           Regular meetings of the Board of Directors are scheduled once per quarter. Directors who are not employees of the Company receive $4,000 per regular meeting of the Board of Directors that they attend. During 2010, regular meeting fees were waived by the Board to assist the Company in reducing expenses. These outside directors are also entitled to participate in the Company's 2004 Equity Incentive Plan. Grants of options to directors are made annually during Board service, generally at the time of each election of the Board of Directors. Options are awarded for Board service, committee service and committee and Board leadership positions. On April 29, 2010, options that vest monthly over a one year period were awarded to the outside directors as shown in the chart below for the service period that commenced on April 29, 2010, at an exercise price of $3.16 per share, the fair market value of the Common Stock on the date of grant. In addition, all directors were entitled to participate in a stockholder approved stock option exchange on July 1, 2010 to exchange options granted prior to 2009 for new 10-year grants with vesting periods of two years at an exercise price of $3.04 per share. Options exchanged were as shown in the chart below.

Name	New Options Granted in 2010	Options Exchanged in 2010
Charlie Bass	10,000	40,250
Charles C. Emery, Jr	7,000	-
Leon Malmed	8,000	34,250
Thomas O. Miller	5,000	9,000
Peter Sealey	6,000	25,000

VOTE REQUIRED AND RECOMMENDATION OF THE BOARD

           If a quorum is present at the Annual Meeting, the seven nominees receiving the highest number of votes will be elected to the Board of Directors. Votes withheld from any nominee are counted for purposes of determining the presence or absence of a quorum.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" ALL OF THE COMPANY'S NOMINEES FOR DIRECTORS.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

           The Audit Committee has selected Moss Adams LLP, independent public accountants, to audit the financial statements of the Company for the fiscal year ending December 31, 2011, and recommends that stockholders vote for ratification of such appointment.

           Moss Adams LLP has audited the Company's financial statements for each of the seven fiscal years ended December 31, 2010. Representatives of Moss Adams LLP are expected to be present at the 2011 Annual Meeting. The representatives will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

FEES BILLED BY MOSS ADAMS LLP DURING FISCAL YEARS 2010 AND 2009

Audit Fees:

           Audit fees billed to the Company by Moss Adams LLP for their audit of the Company's 2010 and 2009 fiscal year financial statements and review of the Company's quarterly financial statements for fiscal 2010 and 2009 totaled $228,000 in both years. The Company was not deemed an accelerated filer for fiscal years 2010 and 2009, and an audit of the Company's internal controls at December 31, 2010 and 2009 was not required.

Audit-Related Fees:

           Audit-related fees billed to the Company by Moss Adams LLP during the Company's 2010 and 2009 fiscal years totaled $15,900 and $9,500, respectively. Audit-related fees in both years related to the issuance of a consent related to the filing of a Form S-3 registration statement and the filing of a Form S-8 registration statement, and in 2010, work related to accounting advice.

Tax Fees:

           Fees billed to the Company by Moss Adams LLP for tax services during the Company's 2010 and 2009 fiscal years were $14,831 in 2010 and $18,200 in 2009. Tax fees are for preparation of the prior year's annual tax returns.

All Other Fees:

           There were no other fees billed to the Company during the Company's 2010 and 2009 fiscal years by Moss Adams LLP.

Approval Procedures:

           The Audit Committee's policy is to pre-approve all audit and other permissible services provided by the independent accountants. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally detailed as to the particular service or category of services and is generally subject to a specific budget. The independent accountants and management are required to report periodically to the Audit Committee regarding the extent of services provided by the independent accountants in accordance with this pre-approval process and the fees for the services performed through such date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

           The Audit Committee has considered whether the provision of the services described in this section is compatible with maintaining Moss Adams LLP's independence and determined that it is.

VOTE REQUIRED AND RECOMMENDATION OF THE BOARD

           Ratification of the appointment of Moss Adams LLP as the Company's independent public accountants for the fiscal year ending December 31, 2011 requires the affirmative vote of a majority of the Votes Cast on the matter at the 2011 Annual Meeting.

           Stockholder ratification of the appointment of Moss Adams LLP as the Company's independent public accountants is not required by the Company's bylaws or other applicable legal requirement. However, the Audit Committee is submitting the appointment of Moss Adams LLP to the stockholders for ratification as a matter of common corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection. Even if the appointment is ratified, the Audit Committee at its discretion may direct the appointment of a different independent accounting firm at any time during the year, if it determines that such a change would be in the best interests of the Company and its stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF MOSS ADAMS LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

           The following table sets forth, as of the Record Date, certain information with respect to the beneficial ownership of the Company's Common Stock, including on an as-exercised basis, options and warrants exercisable within 60 days of the Record Date, as to (i) each person known by the Company to own beneficially more than 5 percent of the outstanding shares of Common Stock; (ii) each director of the Company; (iii) each executive officer of the Company named in the Summary Compensation table; and (iv) all directors and executive officers of the Company as a group. Except as set forth below, the address of record for each of the individuals listed in this table is: c/o Socket Mobile, Inc., 39700 Eureka Drive, Newark, California 94560.

Name of Beneficial Owner (1)	Number of Shares of Common Stock Beneficially Owned	Percentage of Shares of Common Stock Beneficially Owned (2)
5% Stockholders
Hudson Bay Master Fund Ltd. (3)	666,666	14.0%
Leviticus Partners, L.P. (4)	379,098	9.2%
Roy L. Rogers (5)	346,136	8.4%
AboCom Systems Inc. (6)	282,485	6.9%

Directors and Executive Officers
Charlie Bass (7)	268,318	6.5%
Kevin J. Mills (8)	244,418	5.9%
Micheal L. Gifford (9)	53,181	1.3%
David W. Dunlap (10)	43,174	1.0%
Leonard L. Ott (11)	33,562	*
Leon Malmed (12)	28,844	*
Tim I. Miller (13)	28,277	*
Lee A. Baillif (14)	22,827	*
Peter Sealey (12)	20,375	*
Thomas O. Miller (15)	15,937	*
Charles C. Emery, Jr. (12)	7,000	*
All Directors and Executive Officers as a group (11 persons) (16)	765,913	17.4%

*Less than 1%
(1) To the Company's knowledge, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table.
(2) Percentage ownership is based on 4,084,431 shares of Common Stock outstanding, each of which is entitled to one vote, on the Record Date and any shares issuable pursuant to securities exercisable for shares of Common Stock by the person or group in question as of the Record Date or within 60 days thereafter.
(3) Hudson Bay Master Fund Ltd. is managed by Hudson Bay Capital Management L.P. The address of both is 120 Broadway, Floor 40, New York, NY 10271-4099. Beneficial share ownership consists of convertible notes convertible into 666,666 shares of common stock at the option of the holder. Notes, if not converted, mature on May 19, 2012. Not included in the table above are 500,000 shares subject to warrants that are exercisable for five years commencing May 20, 2011.
(4) AMH Equity LLC is the general partner of Leviticus Partners, L.P. The address of Leviticus Partners, L.P. is 60 East 42nd Street, Suite 901, New York, NY 10165. Includes 16,666 shares subject to warrants exercisable within 60 days of February 28, 2011.
(5) Shares held by Roy L. Rogers as trustee for the Rogers Family Trust UTD 01-21-81 which holds 97,283 shares of Common Stock, and for the Roy and Ruth Rogers Unitrust, UTD 09-28-89 which holds 88,401 shares of Common Stock. Mr. Rogers'address is 3000 Sand Hill Road, Building 1, Suite 260, Menlo Park, CA 94025. Includes 28,000 shares subject to warrants exercisable within 60 days of February 28, 2011.
(6) AboCom Systems Inc. is a corporation organized under the laws of Taiwan with offices at 350 No. 77, Yu-Yih Road, Chu-Nan Chen, Miao-Lih Hsuan, Taiwan, R.O.C. and is a contract product supplier for the Company.
(7) Includes 35,094 shares of Common Stock subject to options exercisable within 60 days of February 28, 2011.
(8) Includes 55,049 shares of Common Stock subject to options exercisable within 60 days of February 28, 2011.
(9) Includes 33,295 shares of Common Stock subject to options exercisable within 60 days of February 28, 2011.
(10) Includes 34,726 shares of Common Stock subject to options exercisable within 60 days of February 28, 2011.
(11) Includes 32,199 shares of Common Stock subject to options exercisable within 60 days of February 28, 2011.
(12) Consists of shares of Common Stock subject to options exercisable within 60 days of February 28, 2011.
(13) Includes 27,956 shares of Common Stock subject to options exercisable within 60 days of February 28, 2011.
(14) Includes 20,289 shares of Common Stock subject to options exercisable within 60 days of February 28, 2011.
(15) Includes 15,375 shares of Common Stock subject to options exercisable within 60 days of February 28, 2011.
(16) Includes 310,202 shares of Common Stock subject to options exercisable within 60 days of February 28, 2011.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

           Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires the Company's executive officers, directors and persons who own more than ten percent of the Company's Common Stock to file reports of ownership and changes in ownership with the SEC and the National Association of Securities Dealers, Inc. Executive officers, directors and greater than 10 percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. We prepare Section 16(a) forms on behalf of our executive officers and directors based on the information provided by them. Based solely on review of this information, the Company believes that during fiscal 2010 all of its executive officers and directors complied with their Section 16(a) filing requirements.

MANAGEMENT
            The current executive officers of the Company are as follows:

Name of Officer	Age	Position with the Company
Kevin J. Mills	50	President and Chief Executive Officer and Director
Micheal L. Gifford	53	Executive Vice President and Director
David W. Dunlap	68	Vice President of Finance and Administration, Chief Financial Officer and Secretary
Leonard L. Ott	52	Vice President and Chief Technical Officer
Tim I. Miller	56	Vice President of Worldwide Operations and Engineering
Lee A. Baillif	50	Vice President and Controller

           For information regarding Kevin J. Mills and Micheal L. Gifford, please see "Proposal One - Election of Directors" above.

           David W. Dunlap has served as the Company's Vice President of Finance and Administration, Secretary and Chief Financial Officer since February 1995 and served in the same role as a consultant from November 1994 to February 1995. Mr. Dunlap previously served as Vice President of Finance and Administration and Chief Financial Officer at several public and private companies, including Appian Technology Inc., a semiconductor company from September 1993 to February 1995, and Mountain Network Solutions, Inc., a computer peripherals manufacturing company, from March 1992 to September 1993. He is a certified public accountant (inactive), and holds an M.B.A. and a B.A. in Business Administration from the University of California at Berkeley.

           Leonard L. Ott has served as the Company's Vice President and Chief Technical Officer since October 2000 and previously served as Vice President of Engineering from December 1998 to October 2000. Mr. Ott joined the Company in March 1994, serving in increasingly responsible engineering positions including Director of Software Development and Director of Engineering. Mr. Ott also worked as an engineering consultant to the Company, from November 1993 to March 1994. Prior to joining the Company, Mr. Ott served in various senior roles at Vision Network Systems, a networking systems company, from March 1988 to November 1993. Mr. Ott holds a B.S. in Computer Science from the University of California at Berkeley.

           Tim I. Miller has served as the Company's Vice President of Worldwide Operations since March 2003, responsible for the Company's worldwide manufacturing operations and assumed the additional role of Vice President of Engineering on April 1, 2009. Mr. Miller served as Vice President of Worldwide Operations as a consultant to the Company from January 2003 to March 2003. Mr. Miller was an independent consultant from June 1991 to December 1992. Prior to joining the Company, Mr. Miller was the Vice President of Worldwide Operations for Com21, a developer of broadband technology solutions, from August 1994 to May 2001. Mr. Miller holds a B.S. with an emphasis in Business Administration and Political Science from San Jose State University.

           Lee A. Baillif has served as the Company's Controller since January 1, 1999 and was promoted to Vice President and Controller on January 24, 2007. Prior to his appointment as Controller, Mr. Baillif was a member of the accounting staff from September 1994. He holds a B.S. in Business and Finance from San Francisco State University.

DIRECTOR COMPENSATION

Compensation of Non-Employee Directors

           The following tables set forth the annual compensation paid to or accrued by the Company on behalf of the outside directors of the Company for the fiscal year ended December 31, 2010.

Name	Fees Earned or Paid in Cash ($) (1)	Option Awards ($)(2)	Total ($)
Charlie Bass	$--	$57,320(3)	$57,320
Charles C. Emery, Jr	$--	$15,120(4)	$15,120
Leon Malmed	$--	$54,460(5)	$54,460
Thomas O. Miller	$--	$14,825(6)	$14,825
Peter Sealey	$--	$37,310(7)	$37,310

(1) Directors are paid a fee for attendance at four regularly scheduled board meetings at the rate of $4,000 per meeting, totaling $16,000 per year. In 2010, each director agreed to forego all $16,000 in fees as a cost reduction measure.
(2) Amounts shown are not intended to reflect value actually received by the directors. Instead, the amounts shown are the total fair value of option awards granted in fiscal 2010 for financial statement reporting purposes, as determined pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC Topic 718 (formerly Statement of Financial Accounting Standards No. 123(R). These values are amortized as equity compensation expense over the vesting period of the grants.
(3) Mr. Bass was granted an option to purchase 10,000 shares on April 29, 2010 with a grant date fair value of $16,700. Mr. Bass also exchanged 40,250 previously granted options on July 1, 2010 in a stockholder approved exchange program. The exchanged options had a grant date fair value of $40,620. The aggregate equity awards held by Mr. Bass at December 31, 2010 were options to purchase 60,250 shares of Common Stock. The grant date valuation for these awards at such date, determined pursuant to ASC Topic 718, was $78,920.
(4) Mr. Emery joined the Board in 2010 and was granted an option to purchase 7,000 shares on April 29, 2010 with a grant date fair value of $15,120.
(5) Mr. Malmed was granted an option to purchase 8,000 shares on April 29, 2010 with a grant date fair value of $17,280. Mr. Malmed also exchanged 34,250 previously granted options on July 1, 2010 in a stockholder approved exchange program. The exchanged options had a grant date fair value of $37,180. The aggregate equity awards held by Mr. Malmed at December 31, 2010 were options to purchase 50,250 shares of Common Stock. The valuation for these awards at such date, determined pursuant to ASC Topic 718, was $67,820.
(6) Mr. Miller was granted an option to purchase 5,000 shares on April 29, 2010 with a grant fair value of $10,800. Mr. Miller also exchanged 9,000 previously granted options on July 1, 2010 in a stockholder approved exchange program. The exchanged options had a grant date fair value of $4,025. The aggregate equity awards held by Mr. Miller at December 31, 2010 were options to purchase 21,000 shares of Common Stock. The valuation for these awards at such date, determined pursuant to ASC Topic 718, was $26,515
(7) Mr. Sealey was granted an option to purchase 6,000 shares on April 29, 2010 with a grant date fair value, computed in accordance with ASC Topic 718, of $12,960. Mr. Sealey also exchanged 25,000 previously granted options on July 1, 2010 in a stockholder approved exchange program. The exchanged options had a grant date fair value of $24,350. The aggregate equity awards held by Mr. Sealey at December 31, 2010 were options to purchase 36,000 shares of Common Stock. The valuation for these awards at such date, determined pursuant to ASC Topic 718, was $45,660.

           During 2009, the Board met four times in person and four times by telephone, and all directors attended all meetings.

           The outside directors are entitled to participate in the Company's 2004 Equity Incentive Plan. Grants of options to directors are made annually during the year of Board service, commencing at each election of the Board of Directors. Options to purchase 5,000 shares are awarded to each director for Board service. The director serving as the Board chairperson receives an option to purchase an additional 2,000 shares. Directors serving as chairpersons of the Audit, Nominating and Compensation Committees each receive an option to purchase an additional 1,000 shares. Members serving on the Audit Committee and beginning in 2011, on the Compensation Committee, receive an option to purchase an additional 2,000 shares. As a result, on April 29, 2010, the five outside directors as a group were granted options to purchase an aggregate of 36,000 shares and will be granted an aggregate of 40,000 shares on April 27, 2011 at the start of the new Board term. The options vest monthly over a one year period commencing on the date of grant. Options granted on April 29, 2010 had an exercise price of $2.16 per share, which was the fair market value of the Common Stock on the date of grant. See also Proposal One - Compensation of Directors.

COMPENSATION DISCUSSION AND ANALYSIS

OVERVIEW

           The Compensation Committee of the Board of Directors establishes the general compensation policies of the Company as well as the compensation plans and specific compensation levels for executive officers. The Committee strives to ensure that the Company's executive compensation programs enable the Company to attract, retain, motivate and reward key people based on a pay-for-performance approach, targeted within ten percent of market median for similar sized companies in similar fields of business when target performance objectives are achieved, and can result in superior pay when superior performance objectives are achieved. Actual compensation can vary depending on each executive officer's position, responsibilities and overall experience. As a result, the Company strives to provide a total compensation package that is fair, reasonable and competitive with prevailing practices in the Company's industry.

           The Company, with the approval of the Compensation Committee, enacted a number of cost reduction steps in 2009 and 2010 involving compensation to reduce overall costs and expenses during a period of reduced revenue resulting from adverse economic conditions. These steps included a 27 percent reduction in the number of employees from 90 employees in Q4 2008 to 66 employees in Q1 2011, effective base salary reductions ranging from 20 percent for senior employees to 10 percent for other employees, a deferral of salary increases that had been approved in 2008 for the Executive Officers of the Company, a suspension of annual employee salary reviews and increases, and a suspension of all variable compensation programs applicable to employees except sales commissions. Commencing with the first quarter of 2011, base salary reduction programs have been eliminated. Also commencing with the first quarter of 2011, a management incentive variable compensation program has been reinstated that is based upon attainment of revenue goals and achieving quarterly operating profitability with an improving financial outlook. Management and the Compensation Committee will closely monitor the Company's operating results and financial condition and intends to continue to phase out cost reduction program measures in 2011 consistent with meeting or exceeding the financial goals of the Company.

           In addition, adverse economic conditions resulted in reductions in the market valuations of the Company. By 2010, stock options, which are a key element of compensation as described in this section, had become largely ineffective in their objectives of aligning employee and stockholder interests, in retaining employees and in rewarding employees for increases in stockholder value because lower market valuations resulted in the options granted prior to 2009 having little value because the exercise prices were much higher than the trading price of the Company's stock. In April 2010, the stockholders approved a one-time option exchange program that was completed on July 1, 2010 and enabled stock options previously granted to be exchanged for currently priced options with extended lives and vesting periods with the objective of restoring the effectiveness of the stock option program.

           The discussions that follow reflect the goals and objectives of the Company's compensation policies and practices following the restoration of cost reduction measures as described in the second preceding paragraph.

COMPENSATION PHILOSOPHY AND OBJECTIVES

           The Company's compensation policies, plans and programs are intended to achieve the following objectives:

      attract, retain, motivate and reward talented executive officers and employees;

      provide executive officers and senior employees with performance-based cash bonus opportunities linked to achievement of financial objectives of revenue attainment and operating profitability; and

      align the financial interests of executive officers, directors and employees with those of stockholders by providing each through the stock option program with an equity stake in the Company.

           The Company's approach to executive and employee compensation is to set base compensation levels within ten percent of median levels consistent with the experience and performance of each individual compared to similar positions in smaller technology based companies, to set variable compensation targets tied to financial performance to motivate and reward positive performance of executive officers and senior employees for the achievement of the key financial objectives of revenue attainment and operating profitability, and to offer equity incentives through its stock option program to all employees commensurate with each employee's level of responsibility, experience and performance while maintaining acceptable levels of dilution.

ELEMENTS OF EXECUTIVE COMPENSATION

           The three major components of the Company's executive officer compensation are:

(i) base salary;

(ii) variable performance based incentive awards; and

(iii) long-term, equity-based incentive awards.

           The components of the Company's rewards program, particularly the total direct compensation for executives and employees, are compared against other similar smaller technology public companies as set forth in the national compensation survey of Tech America, formerly the American Electronics Association. The compensation survey is used to benchmark the Company's executive and employee salaries, as it is a broad-based compensation survey with an emphasis on companies in the electronics industry and provides information on base salary and variable incentive awards based on size of companies and geographic location. Offering competitive salary packages to employees is an essential element of attracting and retaining key employees in the San Francisco Bay Area, which has many electronics firms that compete for talent and offer employment alternatives.

           Base Salary. The Compensation Committee establishes a competitive base salary for each executive officer designed to recognize the skills and experience the individual brings to the Company and the performance contributions he or she makes. Base salaries are generally targeted within ten percent of the median compensation levels for smaller public technology companies but may be set to higher or lower levels to recognize an employee's role, responsibilities, skills, experience and performance.

           The Compensation Committee determines both the amount and timing of base salary increases. Factors affecting the level of base salary increases each year include the overall financial performance of the Company, changes in the base salary compensation levels reported in the Tech America survey for executive and employee positions in similarly sized companies, and the individual performance of each executive and employee. Certain elements of the base salary program were impacted in 2009 and 2010 by effective base salary reductions of twenty-percent for officers and higher paid employees and ten percent for other employees. These cost reduction measures were designed to offset lower revenues resulting from adverse economic conditions. Commencing in the first quarter of 2011, and based upon the current economic outlook as reflected in the 2011 Financial Plan ("2011 Financial Plan") of the Company, base salary reduction programs have been eliminated.

Variable Performance Based Incentive Awards.

           Variable incentive award programs were suspended in 2009 and 2010 as cost reduction measures due to lower revenues resulting from adverse economic conditions. Variable incentive awards are intended to motivate and reward executives and non-sales senior employees to meet or exceed financial performance goals of revenue attainment and operating profitability as established in a board-approved 2011 Financial Plan and have been reinstated for 2011 (see Appendix B). Measurements of revenue and operating profitability compared to the Financial Plan are made quarterly and annually. Each participating employee has a target variable payment award that would be earned if certain threshold levels of performance are met. Actual payments may exceed targets in the case of results exceeding the Plan. In 2011, variable performance earnings are only payable from a portion of operating profits as defined in the program.

           The Company's ratio of variable compensation to total compensation is generally targeted to be within ten percent of median levels for similar executives in similar sized companies as reported in the salary survey of Tech America, and elevates the importance of reaching or exceeding financial goals as set in the Company's Financial Plan. Actual variable compensation payments as a percentage of variable compensation targets for the past three years are shown in the table below for the Named Executive Officers.

Named Executive Officer	Position(s)	2010	2009	2008
Kevin J. Mills(1)	President and Chief Executive Officer and Director	Suspended	Suspended	85%
Micheal L. Gifford(2)	Executive Vice President and Director	Suspended	Suspended	85%
David W. Dunlap(3)	Vice President of Finance and Administration, Chief Financial Officer and Secretary	Suspended	Suspended	86%
Leonard L. Ott(4)	Vice President and Chief Technical Officer	Suspended	Suspended	81%
Tim I. Miller(5)	Vice President of Worldwide Operations and Engineering	Suspended	Suspended	80%
(1) Variable financial incentive compensation target for Mr. Mills was set at $100,000 for each of the years 2008 through 2011.
(2) Variable financial incentive compensation target for Mr. Gifford was set at $50,000 for each of the years 2008 through 2011.
(3) Variable financial incentive compensation target for Mr. Dunlap was set at $50,000 for each of the years 2008 through 2011.
(4) Variable financial incentive compensation target for Mr. Ott was set at $35,000 for each of the years 2008 through 2011.
(5) Variable financial incentive compensation target for Mr. Miller was set at $35,000 for each of the years 2008 through 2011.

Long-Term, Equity-Based Incentive Awards.

           Long-Term Equity-Based Incentive Awards are provided through the stockholder approved 2004 Equity Incentive Plan. Although the Equity Incentive Plan provides for a variety of equity incentive awards, to date the Compensation Committee has only awarded stock option grants from the Equity Incentive Plan. The goal of the Company's long-term, equity-based incentive awards is to align the financial interests of the executive officers and employees of the Company with those of stockholders and to provide each executive officer and employee with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. All equity incentives are subject to vesting provisions to encourage executive officers and employees to remain employed with the Company. The Compensation Committee, in consultation with management, determines the size of each award according to individual levels of responsibility, recent performance, his or her potential for future responsibility and promotion, the number of unvested options held by each individual at the time of the new grant, and the size of the available stock award pool and sets a level that it considers appropriate to create a meaningful opportunity for equity participation.

           In June 2004, the Company's stockholders approved the 2004 Equity Incentive Plan and initially transferred the remaining shares available for grant from the Company's 1995 Amended and Restated Stock Plan which was scheduled to expire in 2005. The 2004 Equity Incentive Plan provides for an automatic increase each January 1st in the available stock award pool equal to the least of (a) 200,000 shares, (b) 4% of the outstanding shares on that date, or (c) a lesser amount as determined by the Board of Directors. Options are granted at the discretion of the Compensation Committee to executives, employees and consultants of the Company based on recommendations from management regarding individual responsibilities and performance. The Board of Directors, in consultation with management, grants options annually to directors for service on the Board of Directors.

           The Compensation Committee, in consultation with management, prepares an annual allocation plan dividing the available stock in the grant pool among employee refresher grants, new employee grants, director grants and reserves. The timing, award criteria and award procedures are discussed more fully under Equity Incentive Grant Policies in the next section. New employee grants are typically made on the first trading day of the month on or following the date of hire. Refresher grants are made annually, typically during the first quarter of the year on the first open trading day of the quarter, which is two days after the release of earnings for the prior year. Refresher grants typically vest monthly over 48 months, contingent upon continued employment with the Company. All grants expire ten years after the date of grant. Fully vested grants, or grants vesting over a shorter or longer term than four years, may be awarded at the discretion of the Compensation Committee. Stock options provide a return only if the individual remains with the Company and only if the market price of the Company's Common Stock appreciates during the option term.

           The Compensation Committee believes that stock option grants are effective in attracting and retaining key employees, and the Company provides initial grants to all new employees and annual refresher grants to all continuing employees with a weighting reflecting the level of responsibility and performance of the employee. Many of the senior executives and employees have been employed by the Company more than ten years and have amassed a number of annual stock option grants (grants expire 10 years after the date of grant) with potential for substantial cumulative compensation if stock prices increase, thus aligning their interests with those of stockholders. The Company believes stock options are effective long term incentives because of the expectations of the management team that the Company's products and the markets they address provide opportunities for growth that may result in share price appreciation.

EQUITY INCENTIVE GRANT POLICIES

           General option grant practices. All stock options grants are awarded by the Compensation Committee, or by the full Board in the case of director stock option grants. All stock options are priced at the closing market price of the Company's Common Stock on the date of grant, and the actions of the Compensation Committee are documented in minutes that are retained in the minute book of the Company. During 2010, the Compensation Committee met six times, and stock option grants were awarded at five of those meetings.

           Initial stock option grants. The Compensation Committee awards initial stock option grants to each new employee of the Company on the first trading day of the month following the individual's commencement of employment. The size of the grant is based on the responsibilities of the employee and as agreed to in the employee's employment offer. Grants for executive officers are approved by the Compensation Committee in advance of offers being made. Grants to rank-and-file employees are made within general guidelines reviewed and approved by the Compensation Committee, and the actual grant requires the approval of the Compensation Committee at the time of grant. Initial grants generally vest 25% on the one year anniversary of employment and 1/48th per month thereafter for a total vesting period of 48 months. The delay in initial vesting for the first twelve months of employment provides an incentive for employee retention and ensures that the employee is familiar with the Company and its goals and objectives prior to options vesting. During 2010, 21,400 options were awarded to 5 new employees representing 14 percent of options, excluding exchanged options, granted during the year.

           Refresher stock option grants. The Compensation Committee awards refresher stock option grants annually based on the recommendations of management reflecting the responsibilities and performance of each employee and the employee's contributions in meeting the Company's goals and objectives. On June 1, 2010, the Compensation Committee awarded 98,000 options to 17 employees, representing 63 percent of options, excluding exchanged options, granted during the year.

           Director stock option grants. A portion of the compensation of the Company's outside directors is in the form of an annual stock option grant. Director grants are granted by the full Board of Directors at the first regularly scheduled board meeting following the annual election of directors and vest monthly over the ensuing year of service. Options are awarded equally to all directors for Board service. Additional options are awarded for Board and committee leadership positions and Committee service, as discussed under "Director Compensation.". During 2010, the Company granted annual options to purchase a total of 36,000 shares to the 5 independent directors of the Company, representing 23 percent of options, excluding exchanged options, granted during the year.

           One-time option exchange in 2010. In April 2010, the stockholders approved a one-time option exchange program that was completed on July 1, 2010 and enabled stock options granted prior to 2009 to be exchanged for currently priced options with extended lives and vesting periods with the objective of restoring the effectiveness of the stock option program. See "Compensation Discussion and Analysis - Overview". A total of 703,550 options granted in 2000 through 2008 were exchanged for an equal number of new options at a grant price of $3.04, the closing market price on the date of grant, and with a vesting period of 24 to 39 months.

           Other Compensation. Executive officers are entitled to participate in the same health and benefit programs and 401(k) program as are available to all employees of the Company and do not receive any perquisites from the Company.

ACCOUNTING AND TAX IMPLICATIONS

           Accounting for Stock Based Compensation. On January 1, 2006, we adopted the provisions of Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 718, Stock Compensation (formerly FASB Statement 123R) for the fiscal years ended December 31, 2006 and beyond. Under ASC Topic 718, the Company uses a binomial lattice valuation model to estimate fair value of stock option grants made on or after January 1, 2006. The binomial lattice model incorporates estimates for expected volatility, risk-free interest rates, employee exercise patterns and post-vesting employment termination behavior. These estimates affect the calculation of the fair value of the Company's stock option grants. The fair value of stock option grants outstanding prior to January 1, 2006 was estimated using a Black-Scholes option pricing model. The Company adopted the modified prospective recognition method and implemented the provisions of ASC Topic 718 (formerly under FASB Statement 123R) beginning with the first quarter of 2006.

           Income taxes. The Company has not provided any executive officer or director with a gross-up or other reimbursement for tax amounts the executive might pay pursuant to Section 280G or Section 409A of the Internal Revenue Code. Although the 2004 Equity Incentive Plan also allows for the issuance of grants qualifying as "performance-based compensation" under Section 162(m) of the Internal Revenue Code, no grants deemed performance-based compensation grants have been awarded to the executive officers of the Company.

Compensation of the Chief Executive Officer

           The Company has historically compensated all of its executives including its Chief Executive Officer under the same programs including cash compensation, stock option grant awards, benefit programs, employment contracts and the absence of perquisites using the same processes discussed elsewhere within this Compensation Discussion and Analysis. The factors considered by the Company in determining the compensation of Mr. Mills, the Chief Executive Officer, are the same factors applied to the other executive officers of the Company, as described under Elements of Executive Compensation, and he participates in the same compensation programs as the other executive officers. Mr. Mills' total target compensation is based on survey data prepared by the Tech America for public companies, his responsibility and leadership in establishing and implementing the strategic direction of the Company, and the financial performance of the Company.

           Mr. Mills, as Chief Executive Officer, was the highest paid executive in the Company during fiscal year 2010. His total base salary during the year was $156,385 which included a 20% salary reduction as a cost reduction measure. He did not earn any variable compensation during 2010 as variable compensation programs were suspended during the year as a cost reduction measure. Mr. Mills' total compensation is below the median compensation for chief executive officers of public companies of similar size, as reported in the national compensation survey of Tech America. Mr. Mills also received refresher stock option grants of 10,000 shares on June 1, 2010 at the same time that refresher grants were awarded to employees of the Company. These options commenced vesting monthly over 48 months starting on June 1, 2010. Mr. Mills also exchanged 88,700 options on July 1, 2010 as part of a stockholder approved one-time exchange program (See "Compensation Discussion and Analysis - Equity Incentive Grant Policies - One-time option exchange in 2010"). The reliance on stock option grants as a significant element of the Chief Executive Officer's compensation is intended to align his total compensation package with the interests of stockholders and to provide the Chief Executive Officer with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business, including attaining long-term growth and profitability.

           The Chief Executive Officer is entitled to participate in the same health and benefit programs as are available to all employees of the Company. Mr. Mills does not receive any perquisites from the Company.

SUMMARY COMPENSATION TABLE
For Fiscal Year Ended December 31, 2010

       The following table provides fiscal 2010 compensation information and comparable information for the two preceding fiscal years for the Chief Executive Officer, Chief Financial Officer, and the three other executive officers of the Company who were the most highly compensated in fiscal year 2010 (the "Named Executive Officers").

Name and Principal Position	Year	Salary ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Total ($)
Kevin J. Mills (4) President and Chief Executive Officer and Director	2010 2009 2008	$156,385 162,888 189,604	$138,472 49,202 31,500	$0 0 84,756	$294,857 212,090 305,860

Micheal L. Gifford (5) Executive Vice President and Director	2010 2009 2008	144,712 152,115 175,000	85,646 32,332 27,300	0 0 42,473	230,358 184,447 244,773

David W. Dunlap (6) Vice President of Finance and Administration, Chief Financial Officer and Secretary	2010 2009 2008	139,923 143,879 169,646	77,935 32,051 25,200	0 0 42,854	217,858 175,930 237,700

Leonard L. Ott (7) Vice President and Chief Technical Officer	2010 2009 2008	128,769 131,154 155,000	86,005 32,051 21,000	0 0 27,504	214,774 163,205 203,504

Tim I. Miller (8) Vice President of Worldwide Operations and Engineering	2010 2009 2008	119,904 131,184 154,677	58,723 32,051 21,000	0 0 28,143	178,627 163,235 203,820
(1) Represents base salary as described under Compensation Summary and Analysis - Elements of Executive Compensation.
(2) Represents Long-term, Equity-Based Incentive Awards as described under Compensation Summary and Analysis - Elements of Executive Compensation. Amounts shown do not reflect compensation actually received by the executive officer. Instead, the amounts shown are the total grant date valuations of stock option grants awarded during the year as determined pursuant to ASC Topic 718. The valuations are expensed for financial reporting purposes over the vesting period of the grant.
(3) Represents Variable Incentive Awards as described under Compensation Summary and Analysis - Elements of Executive Compensation. All variable compensation programs for executives were suspended in 2009 as an expense reduction measure.
(4) Mr. Mills' salary for 2009 included a temporary base salary reduction of 20% as an expense reduction measure.
(5) Mr. Gifford's salary for 2009 included a temporary base salary reduction of 20% as an expense reduction measure.
(6) Mr. Dunlap's salary for 2009 included a temporary base salary reduction of 20% as an expense reduction measure.
(7) Mr. Miller's salary for 2009 included a temporary base salary reduction of 20% as an expense reduction measure.
(8) Mr. Ott's salary for 2009 included a temporary base salary reduction of 20% as an expense reduction measure.

GRANTS OF PLAN-BASED AWARDS
For Fiscal Year Ended December 31, 2010

           The following table shows for the fiscal year ended December 31, 2010 certain information regarding options granted to the Named Executive Officers. Options were granted as described under Compensation Summary and Analysis - Elements of Executive Compensation - Long-Term, Equity-Based Incentive Awards and - Equity Incentive Grant Policies.

Name	Grant Dates	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Kevin J. Mills	6/1/2010 7/1/2010	10,000 88,700	$2.74 $3.04	$18,900 119,572

Micheal L. Gifford	6/1/2010 7/1/2010	7,500 59,650	$2.74 $3.04	14,175 71,471

David W. Dunlap	6/1/2010 7/1/2010	7,500 54,500	$2.74 $3.04	14,175 63,760

Leonard L. Ott	6/1/2010 7/1/2010	7,500 54,600	$2.74 $3.04	14,175 71,830

Tim I. Miller	6/1/2010 7/1/2010	12,500 39,200	$2.74 $3.04	23,625 35,098
(1) The value of option awards is based on the fair value as of the grant date of such award, determined pursuant to ASC Topic 718 (formerly Statement of Financial Accounting Standards No. 123R, which was $1.89 per share for the grant dated June 1, 2010 and $1.89 to $1.95 for the option exchange grant dated July 1, 2010 less the fair market value of the exchange options which ranged from zero to $1.47. The exercise price for all options granted to the Named Executive Officers is 100% of the fair market value of the shares based on the closing market price for the Company's Common Stock on the grant date. Regardless of whatever value is placed on a stock option on the grant date, the actual value of the option to the recipient will depend on the market value of the Company's Common Stock at such date in the future when the option is exercised.

OUTSTANDING EQUITY AWARDS
At Fiscal 2010 Year-End

           The following table set forth certain information concerning outstanding equity awards held by the Named Executive Officers at the end of the fiscal year ended December 31, 2010.

	Option Awards
Name	Number of Securities Underlying Unexercised Options - Exercisable (#)(1)	Number of Securities Underlying Unexercised Options - Unexercisable (#)(1)(2)	Option Exercise Price per Share ($)(3)	Option Expiration Date(4)
Kevin J. Mills	9,433	12,127	1.96	2/23/2019
	8,625	--	3.45	6/1/2019
	1,250	8,750	2.74	6/1/2020
	18,089	70,611	3.04	7/1/2020

Micheal L. Gifford	3,079	8,314	1.96	2/23/2019
	5,313	--	3.45	6/1/2019
	938	6,562	2.74	6/1/2020
	12,089	47,561	3.04	7/1/2020

David W. Dunlap	6,423	8,257	1.96	2/23/2019
	5,250	--	3.45	6/1/2019
	938	6,562	2.74	6/1/2020
	11,042	43,458	3.04	7/1/2020

Leonard L. Ott	5,206	6,694	1.96	2/23/2019
	4,125	--	3.45	6/1/2019
	938	6,562	2.74	6/1/2020
	11,114	43,486	3.04	7/1/2020

Tim I. Miller	5,425	6,975	1.96	2/23/2019
	4,125	--	3.45	6/1/2019
	1,563	10,937	2.74	6/1/2020
	7,906	31,294	3.04	7/1/2020

(1) Options were granted as described under Compensation Summary and Analysis - Elements of Executive Compensation - Long-Term, Equity-Based Incentive Awards and - Equity Incentive Grant Policies. The vesting period and vesting start date were established by the Compensation Committee. Shares unexercisable were not vested at December 31, 2010.
(2) Grant dates and vesting period information for all grants not fully vested as of December 31, 2010 are as follows:

Grant Date	Expiration Date	Vesting Start Date	Months to fully vest
2/23/2009	2/23/2019	3/1/2009	48
6/1/2010	6/1/2020	6/1/2010	48
7/1/2010	7/1/2020	7/1/2010	24 to 32

(3) Exercise prices are set at the closing price of the Company's Common Stock on the date of grant.
(4) Options expire ten years from the date of grant, provided that the executive continues employment with the Company.

OPTION EXERCISES AND STOCK VESTED
For Fiscal Year Ended December 31, 2010

           There were no options exercised by the Named Executive Officers during the year ended December 31, 2010.

EQUITY COMPENSATION PLAN INFORMATION

           The following table provides information as of December 31, 2010 about the Common Stock that may be issued under all equity compensation plans of the Company.

	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders (1)	1,192,790	$2.88	170,243
(1) Consists of the 2004 Equity Incentive Plan. Pursuant to an affirmative vote by security holders in June 2004, an annual increase in the number of shares authorized under the 2004 Equity Incentive Plan is added on the first day of each fiscal year equal to the least of (a) 200,000 shares, (b) four percent of the total outstanding shares of the Company's Common Stock on that date, or (c) a lesser amount as determined by the Board of Directors. As a result, a total of 152,079 shares became available for grant under the 2004 Equity Incentive Plan on January 1, 2011, in addition to those set forth in the table above.

COMPENSATION COMMITTEE REPORT

           The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management.

           Based on the Compensation Committee's review and discussion noted above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement on Schedule 14A.

COMPENSATION COMMITTEE
Dated: March 11, 2011	Peter Sealey, Chairman Thomas O. Miller

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

           None of the members of the Compensation Committee has ever been an officer or employee of the Company. No executive officer of the Company serves as a member of the board or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

POST EMPLOYMENT AND CHANGE-IN-CONTROL COMPENSATION

Change of Control and Severance Agreements

          In February 1998, the Company adopted a bonus plan pursuant to which a bonus pool in the amount of up to 10 percent of any consideration payable by a buyer in any acquisition of the Company is to be allocated to the executive officers and such other employees as the Board of Directors determines in its sole discretion.

          The Company renewed separate employment agreements, effective as of January 1, 2009, with Messrs. Kevin J. Mills, Lee A. Baillif, David W. Dunlap, Micheal L. Gifford, Tim I. Miller, and Leonard L. Ott for a period of three years expiring December 31, 2011. The agreements replaced agreements that expired on December 31, 2008. The agreements provide that if the Company terminates the executive's employment without cause, the Company will pay the executive: (i) three months' base salary plus one month's base salary for each two years of completed employment up to a maximum of six months; (ii) health insurance until the earlier of the date of the executive's eligibility for the health insurance benefits provided by another employer or the expiration of the continuation period for base salary; (iii) the full bonus amount to which he would have been entitled for the first quarter following termination and one-half of such bonus amount for the second quarter following termination; and (iv) certain other benefits, including the ability to purchase at book value certain items of the Company's property purchased by the Company for the executive's use, which may include a personal computer, a cellular phone and other similar items. The exercise period for any of the executive's vested stock options may also be extended up to a period not to exceed one year based on formulas in the employment agreements. Additionally, under the 2004 Equity Incentive Plan, the rights of all optionees, including executive officers, to exercise all their outstanding options become fully vested and immediately exercisable upon a change of control of the Company, unless the options are assumed by the acquiring entity.

Payments to be made to each of the Named Executive Officers following severance are estimated as follows:

Compensation and Benefits	Voluntary Resignation	For Cause (1)	For Good Reason (2)	Involuntary Without Cause (2)	Involuntary or For Good Reason After Change-in-Control (2)	Due to Death or Disability (2)
Kevin J. Mills
Base Salary (3)	-	-	$95,000	$95,000	$95,000	$95,000
Variable Incentive (4)	-	-	22,500	22,500	22,500	22,500
Stock Options (5)	-	-	-	-	-	-
HealthCare Benefits (6)	-	-	3,704	3,704	3,704	3,704
Other Perquisites (7)	-	-	-	-	-	-

Micheal L. Gifford
Base Salary (3)	-	-	87,500	87,500	87,500	87,500
Variable Incentive (4)	-	-	11,250	11,250	11,250	11,250
Stock Options (5)	-	-	-	-	-	-
HealthCare Benefits (6)	-	-	3,653	3,053	3,053	3,053
Other Perquisites (7)	-	-	-	-	-	-

David W. Dunlap
Base Salary (3)	-	-	85,000	85,000	85,000	85,000
Variable Incentive (4)	-	-	11,250	11,250	11,250	11,250
Stock Options (5)	-	-	-	-	-	-
HealthCare Benefits (6)	-	-	3,549	3,549	3,549	3,549
Other Perquisites (7)	-	-	-	-	-	-

Leonard L. Ott
Base Salary (3)	-	-	77,500	77,500	77,500	77,500
Variable Incentive (4)	-	-	7,875	7,875	7,875	7,875
Stock Options (5)	-	-	-	-	-	-
HealthCare Benefits (6)	-	-	3,602	3,602	3,602	3,602
Other Perquisites (7)	-	-	-	-	-	-

Timothy I. Miller
Base Salary (3)	-	-	77,500	77,500	77,500	77,500
Variable Incentive (4)	-	-	7,875	7,875	7,875	7,875
Stock Options (5)	-	-	-	-	-	-
HealthCare Benefits (6)	-	-	4,400	4,400	4,400	4,400
Other Perquisites (7)	-	-	-	-	-	-
(1) Cause is defined in each executive's employment agreement as gross misconduct or fraud, misappropriation of the Company's proprietary information, or willful and continuing breach of duties following notice and a cure period.
(2) All reasons for termination except voluntary resignation or termination by the Company for cause are covered under the terms of the employment agreement as either resignation by the executive for good reason or involuntary termination by the Company without cause.
(3) Except in the case of voluntary resignation or termination for cause, base salary is continued from the date of termination for three months plus one month for each two years of completed service up to a maximum of six months.
(4) Except in the cases of voluntary resignation or termination for cause, scheduled variable incentive payments are paid which equal 100% of the bonus to which the executive would have otherwise been entitled for the quarter of termination and 50% of such bonus entitlement for the following quarter. Amounts included in this table assume entitlements equal to 100% of the target variable compensation for quarterly results in effect for 2011.
(5) Except in the cases of voluntary resignation or termination for cause, stock options vested as of the date of termination may be exercised for a period of up to one year based on formulas in the executive's employment agreement. In the event of a change in control where stock options are not assumed by the acquiring entity, all options granted and outstanding become vested and fully exercisable. In the event of termination for cause or voluntary resignation, stock options vested as of the date of termination may be exercised for a period of 90 days following the termination date.
(6) Except in the cases of voluntary resignation or termination for cause, healthcare benefits are continued up to the earlier of the expiration of the base salary continuation period (see note 3) or securing other employment that includes such benefits.
(7) There are no perquisites in the compensation packages of any of the executive officers.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

           Pursuant to the Delaware General Corporation Law, the Company has adopted provisions in its Certificate of Incorporation that eliminate the personal liability of directors to the Company or its stockholders for monetary damages for breach of the directors' fiduciary duties in certain circumstances. In addition, the Company's bylaws require the Company to indemnify the Company's directors and officers and authorize the Company to indemnify its employees and other agents to the fullest extent permitted by law.

           The Company has entered into indemnification agreements with each of its current directors and officers that provide for indemnification and advancement of expenses to the fullest extent permitted by Delaware law, including circumstances in which indemnification or the advancement of expenses is discretionary under Delaware law.

           The Company believes that the limitation of liability and indemnification provisions in its Certificate of Incorporation and bylaws and the indemnification agreements with its directors and officers enhance its ability to continue to attract and retain qualified individuals to serve as directors and officers. There is no pending litigation or proceeding involving a director, officer or employee to which these provisions or agreements would apply.

CORPORATE GOVERNANCE

           The Company and its Board of Directors are committed to high standards of corporate governance as an important component in building and maintaining stockholder value. To this end, the Company regularly reviews its corporate governance policies and practices to ensure that its policies are consistent with such standards. The Company closely monitors guidance issued or proposed by the Securities Exchange Commission or the Public Company Accounting Oversight Board, the listing standards of the Nasdaq Stock Market the provisions of the Sarbanes-Oxley Act, the Dodd-Frank Act and pending legislation. As a result of review of these matters, as well as the emerging best practices of other companies, the Company has implemented the following:

  Executive Compensation Authority; Compensation Committee

  The Compensation Committee of the Board of Directors approves all compensation plans and amounts for the executive officers of the Company, following consultation with management.

  The Compensation Committee reviews and approves compensation programs for all other employees of the Company, upon the recommendation of management.

  The Compensation Committee approves all stock option grants, upon the recommendation of management, except director grants, which are approved by the full Board of Directors.

  The charter of the Compensation Committee, attached as Appendix A, makes explicit:

  o the Committee's ability to retain independent consultants and experts as it sees fit, at Company expense;

  o the Compensation Committee's responsibilities to assess the risk associated with compensation programs

Director Independence

  The Board of Directors has confirmed that a majority of the Company's directors are independent, as defined by current SEC regulations and Nasdaq rules.

  The Company's independent directors hold formal meetings without the presence of management and chaired by an independent director.

  The Audit, Compensation and Nominating Committees consist solely of independent directors. Each Committee is tasked to establish goals, evaluate performance, review the adequacy of its Charter, and recommend changes to the Board of Directors.

Audit Committee

  All Audit Committee members possess the required level of financial literacy, as required by SEC regulations.

  Mr. Bass, a member of the Audit Committee, possesses the qualifications of an "audit committee financial expert," as required by SEC regulations.

  The Audit Committee's charter formalizes and makes explicit the following:

  o The Audit Committee's ability to retain independent consultants and experts as it sees fit, at Company expense;

  o The Audit Committee's authority to appoint, review and assess the performance of the Company's independent auditors;

  o The Audit Committee's ability to hold regular executive sessions with the Company's independent auditors and with the Company's Chief Financial Officer, Controller and other Company officers directly, as it considers appropriate;

  o The requirement that the Audit Committee review and approve in advance non-audit services by the Company's independent auditors, as well as related party transactions;

  o The Audit Committee's duty to maintain a formal complaint monitoring procedure (a "whistleblower" policy) to enable confidential and anonymous reporting to the Audit Committee;

  o The Audit Committee's authority over the independent auditors' rotation policy; and

  o The Audit Committee's responsibilities to oversee the Company's risk management policies and practices.

Other Governance Matters

  The Company has a formal Code of Business Conduct and Ethics that applies to all officers, directors and employees.

  The Company has a requirement that any waiver or amendment to the Code of Business Conduct and Ethics involving a director or officer be reviewed by the Nominating Committee and disclosed to the Company's stockholders.

  Each of the Compensation Committee, Audit and Nominating Committees has a written charter.

  The Company has an Insider Trading Policy, including control procedures to comply with current SEC regulations and Nasdaq rules.

  The Company has a policy that the Board of Directors reviews its own performance on an annual basis.

  The Company prohibits loans to its officers and directors.

Board Leadership

           The Company is focused on its corporate governance practices and values independent board oversight as an essential component of strong corporate performance to enhance stockholder value. Our commitment to independent oversight is demonstrated by the fact that all of our directors, except for Messrs. Mills and Gifford, are independent. In addition, all of the members of our Board's committees are independent. Our Board of Directors acts independently of management and regularly holds independent director sessions without members of management present. In addition, the Company has a separate position of Chairman of the Board which is held by Mr. Bass, an independent director, who provides additional oversight to the management of the Company. Our Board believes that the current board leadership structure is best for the Company and its stockholders at this time as it allows the recommendations and decisions of the President and Chief Executive Officer, who views such recommendations and decisions from a management perspective, to be reviewed and discussed with the Chairman of the Board, who views such recommendations and decisions from the perspective of an independent director.

Risk Management

  The Company has designated its Chief Financial and Administrative Officer as its Risk Management Officer with responsibility for identifying, assessing, monitoring and reporting risks that could potentially impact the business.

  The Company summarizes the primary risks associated with the business in its quarterly and annual reports on Forms 10-Q and 10-K, respectively.

  The Audit Committee has primary responsibility for Board oversight of risk management. The Audit Committee meets as necessary, at least quarterly, and matters involving risk are included in the Audit Committee's agenda. The Chairman of the Audit Committee who is also Chairman of the Board and the President and Chief Executive Officer conduct a call at least weekly to review Company operations and such discussions include a review of risk matters as appropriate.

Compensation Risk Considerations

           The Compensation Committee has responsibility for oversight of risk management associated with compensation matters and risks relating to compensation policies and practices are considered at each meeting of the Committee. The Committee does not believe that the Company's compensation policies and practices promote risky behavior on the part of its employees as discussed below.

           The Compensation Committee considers, in establishing and reviewing the employee compensation programs, whether the programs encourage unnecessary or excessive risk taking. The Company, after reviewing and discussing the compensation programs with the Compensation and Audit Committees of the Board, believes that the programs are balanced and do not motivate or encourage unnecessary or excessive risk taking. Base salaries are fixed in amount and thus do not encourage risk taking. While the performance-based awards focus on achievement of short-term or annual goals, and short-term goals may encourage the taking of short-term risks at the expense of long-term results, the Company's performance-based award programs represent a small percentage of employees' total compensation opportunities. The Company believes that the programs appropriately balance risk and the desire to focus employees on specific short-term goals important to the Company's success, and that they do not encourage unnecessary or excessive risk taking.

           Compensation provided to employees in the form of long-term equity awards through stock option grants are important to help further align employees' interests with those of the Company's stockholders. The Company believes that these awards do not encourage unnecessary or excessive risk taking since the ultimate value of the awards is tied to the Company's stock price, and since awards are subject to long-term vesting schedules to help ensure that executives have significant value tied to long-term stock price performance.

           More details on the Company's corporate governance initiatives, including copies of its Code of Business Conduct and Ethics and each of the Committee charters can be found in the "Corporate Governance" section of the Company's web site at http://www.mkr-group.com/SCKT/board_committee.html.

Policy for Director Recommendations and Nominations

           The Nominating Committee considers candidates for Board membership suggested by Board members, management and the Company's stockholders. It is the policy of the Nominating Committee to consider recommendations for candidates to the Board of Directors from stockholders holding no less than five percent of the total outstanding shares of the Company's Common Stock who have held such shares continuously for at least 12 months prior to the date of the submission of the recommendation. The Nominating Committee will consider persons recommended by the Company's stockholders in the same manner as nominees recommended by members of the Board of Directors or management.

           A stockholder who desires to recommend a candidate for election to the Board of Directors should direct the recommendation in written correspondence by letter to the Company, addressed to:

Chairman of the Nominating Committee c/o Corporate Secretary Socket Mobile, Inc. 39700 Eureka Drive Newark, CA 94560

The notice must include:

      the candidate's name and home and business contact information;

      detailed biographical data and relevant qualifications;

      a signed letter from the candidate confirming his or her willingness to serve;

      information regarding any relationships between the candidate and the Company within the last three years; and

      evidence of the required ownership of Common Stock by the recommending stockholder(s).

          In addition, a stockholder may nominate a person directly for election to the Board of Directors at the annual meeting of the Company's stockholders, provided the stockholder complies with the requirements set forth in the Company's bylaws and the rules and regulations of the Securities and Exchange Commission related to stockholder proposals. The process for properly submitting a stockholder proposal, including a proposal to nominate a person for election to the Board of Directors at an annual meeting, is described on Page 2 in the section entitled "Deadline for Receipt of Stockholder Proposals to be Included in the Company's Proxy Materials."

           Where the Nominating Committee has either identified a prospective nominee or determines that an additional or replacement director is required, the Nominating Committee may take such measures that it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, the Board of Directors or management. In its evaluation of director candidates, including the members of the Board of Directors eligible for re-election, the Nominating Committee considers a number of factors, including the following:

      The current size and composition of the Board of Directors and the needs of the Board of Directors and its various committees.

      Such factors as judgment, independence, character and integrity, area of expertise, diversity of experience, length of service and potential conflicts of interest. The Nominating Committee recognizes that diversity in these areas brings value to the collective impact of the Board on the Company. The Company does not consider or make its recommendations based on race, gender, religion, age, sexual orientation or other matters the Committee deems not relevant to effective board service.

      Such other factors as the Nominating Committee may consider appropriate.

           The Nominating Committee has also specified the following minimum qualifications that it believes must be met by a nominee for a position on the Board of Directors:

      The highest personal and professional ethics and integrity.

      Proven achievement and competence in the nominee's field, and the ability to exercise sound business judgment.

      Skills complementary to those of the existing members of the Board of Directors.

      The ability to assist and support management and make significant contributions to the Company's success.

      An understanding of the fiduciary responsibilities required of a member of the Board of Directors, and the commitment of time and energy necessary to carry out those responsibilities diligently.

           In connection with its evaluation, the Nominating Committee determines whether it will interview potential nominees. After completing the evaluation and interview, the Nominating Committee makes a recommendation to the full Board of Directors as to the persons who should be nominated, and the Board of the Directors determines the nominees after considering the recommendation and report of the Nominating Committee.

           The Nominating Committee believes that the current nominees for director all meet the general criteria for board membership as described in this section. In addition, each nominee brings particular strengths to the Board. For example, all incumbent directors have a thorough knowledge and understanding of the Company. Mr. Bass also has extensive experience as a former chief executive officer or senior manager in ten companies over the past 35 years in the fields of networking, semiconductors and computing platforms. Mr. Miller has experience as the former President of Intermec, a public manufacturer of rugged bar code scanners and terminal solutions for the mobile computing marketplace, and has been Chairman of A.I.M., an international trade association representing Automatic Identification/Data Capture and mobility technology solution providers. He actively consults in these areas. Mr. Malmed has been a senior sales and marketing executive with technology based companies including SanDisk (memory products), Syquest, Maxtor and Quantum (electronic storage products). Mr. Sealey has well established credentials as a senior marketing executive and marketing consultant, and is a college professor of marketing. Messrs. Bass, Emery and Sealey hold doctorate degrees in their respective fields. Mr. Emery has a strong background working in the healthcare industry with an emphasis on healthcare management systems. Both Mr. Mills and Mr. Gifford have strong engineering backgrounds and a history of innovative leadership and understanding of the business mobility market. Mr. Mills has more than 17 years of experience with the Company, the last 11 years as President and Chief Executive Officer. Mr. Gifford co-founded the Company and has been a key part of its growth and development in serving the business mobility market since the Company's inception.

Stockholder Communications to Directors

           Stockholders may communicate directly with the members of the Board of Directors by sending an email to socketboard@socketmobile.com. The Company's Secretary monitors these communications and ensures that summaries of all received messages are provided to the Board of Directors at its regularly scheduled meetings or directly to the Chairman of the Board if the matter is deemed to be urgent and to require the immediate attention of the Board. Where the nature of a communication warrants, Mr. Bass, Chairman of the Board, may decide to obtain the more immediate attention of the appropriate committee of the Board of Directors or a non-management director, or the Company's management or independent advisors, as appropriate. Mr. Bass also determines whether any response to a stockholder communication is necessary or warranted and whether further action is required.

Director Independence

           In January 2011, the Board of Directors undertook a review of the independence of its directors and considered whether any director had a material relationship with the Company or its management that could compromise his ability to exercise independent judgment in carrying out his responsibilities. As a result of this review, the Board of Directors affirmatively determined that all of the directors of the Company, with the exception of Mr. Mills, the Company's President and Chief Executive Officer, and Mr. Gifford, the Company's Executive Vice President, are independent of the Company and its management under the corporate governance standards of the Nasdaq Stock Market.

Code of Business Conduct and Ethics

           The Board of Directors has a Code of Business Conduct and Ethics that is applicable to all employees, executive officers and directors of the Company, including the Company's senior financial and executive officers. The Code of Business Conduct and Ethics is intended to deter wrongdoing and promote ethical conduct among the Company's directors, executive officers and employees. The Code of Business Conduct and Ethics is available on the Company's website at http://www.mkr-group.com/SCKT/board_committee.html. The Company will also post any amendments to or waivers from the Code of Business Conduct and Ethics on its website.

REPORT OF THE AUDIT COMMITTEE

           The Board of Directors maintains an Audit Committee comprised of three of the Company's outside directors. The Audit Committee oversees the Company's financial processes on behalf of the Board of Directors, although management has the primary responsibility for preparing the financial statements and maintaining the Company's financial reporting process including the system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements in the Annual Report to the Securities and Exchange Commission on Form 10-K for the year ended December 31, 2010, including discussing the quality of the accounting principles, the reasonableness of significant judgments, including the identification and assessment of risks, and the clarity of disclosures in the financial statements. The Audit Committee has a written charter, a copy of which is posted on the Company's website at http://www.mkr-group.com/SCKT/board_committee.html.

           The Audit Committee reviewed the 2010 financial statements with the Company's independent auditors, who are responsible for expressing an opinion on the conformity of the financial statements with generally accepted accounting principles, as well as their judgment as to the quality, not just the acceptability, of the Company's accounting principles. The Audit Committee also discussed such other matters as the auditors are required to discuss with the Committee under generally accepted auditing standards, including Statement on Auditing Standards No. 61. In addition, the Audit Committee discussed with the independent auditors the auditors' independence from management and the Company, including the matters in the written disclosures and the letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants' communications with the audit committee concerning independence.

           The Audit Committee also discussed with the Company's independent auditors the overall scope and results of their audit of the financial statements, including their review of internal controls. The Audit Committee met periodically with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of the Company's internal controls, and the overall quality of the Company's financial reporting. The Audit Committee held two meetings with the auditors in regard to their audit of the Company's annual financial statements for the year ended December 31, 2010. In addition, a conference call among members of the Audit Committee, the auditors and management was held each quarter during fiscal 2010 to review the Company's quarterly financial reports prior to their issuance.

           In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has concurred, that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2010. The Audit Committee also approved the appointment of Moss Adams LLP as the Company's independent auditors for the year ending December 31, 2011.

           The foregoing report has been submitted by the undersigned in our capacity as members of the Audit Committee of the Board of Directors.

AUDIT COMMITTEE
Dated: March 11 , 2011	Charlie Bass charles C. Emery, Jr. Leon Malmed

OTHER MATTERS

           The Company knows of no other matters to be submitted at the 2011 Annual Meeting of Stockholders. If any other matters properly come before the 2011 Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend. It is important that your shares be represented at the meeting, regardless of the number of shares that you hold. Please complete, date, execute and return, at your earliest convenience, the accompanying proxy card in the envelope that has been enclosed.

Dated: March 11, 2011	THE BOARD OF DIRECTORS

APPENDIX A

SOCKET MOBILE, INC.

CHARTER FOR THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS
As Revised February 2011

MEMBERSHIP AND ORGANIZATION

           The Committee shall consist of no fewer than two members. The members of the Committee shall be independent of the Company and its affiliates, and shall otherwise be deemed "Independent Directors" under the following requirements or definitions:

  Independence requirements of the listing standards of The Nasdaq National Market

  "Non-employee director" definition of Rule 16b-3 under Section 16 of the Securities Exchange Act of 1934

  "Outside director" definition of Section 162(m) of the Internal Revenue Code of 1986

RESPONSIBILITIES AND AUTHORITY

           The Board of Directors has delegated to the Committee the following authority:

           At least annually review and approve the executive officer compensation programs in accordance with the guidelines provided below, and, when considered appropriate by the Committee, other key employees and consultants.

  Approve all special prerequisites, special cash payments and other special compensation and benefit arrangements for the executive officers.

  Review trends in management compensation, oversee the development of new compensation plans, and, when necessary, approve the revision of executive plans.

  Set specific corporate objectives relevant to executive compensation, and review executive officer performance in light of these objectives.

  Review and approve employment agreements, severance arrangements, and applicable change in control agreements/provisions for the executive officers.

  Interpret the Company's equity incentive plans and benefits programs, provided that such plans may be amended only with the consent of the Board of Directors.

  Produce a report on executive compensation for inclusion in the Company's annual proxy statement.

  Review and recommend director compensation for approval by the Board of Directors.

  Annually review the performance of the Committee.

  Assess the adequacy of this Charter annually and recommend changes to the Board of Directors.

EXECUTIVE OFFICER COMPENSATION PROGRAMS

           The three major components of the executive officer compensation are: (i) base salary, (ii) variable incentive awards, and (iii) long-term equity-based incentive awards. The purpose of these programs is to attract, retain motivate and reward employees. The base salary, variable incentive and long term equity components are based on a pay-for-performance approach, targeted at market median for similar size companies in similar fields of business when target performance objectives are achieved. Actual compensation can vary depending on each executive officer's position, responsibilities and overall experience.

           Base Salary. The Committee establishes base salaries for executive officers, normally within ten percent of the median paid for comparable positions at other similarly sized companies as set forth in national and local compensation surveys. Base pay increases vary according to individual contributions to the Company's success and comparisons to similar positions within the Company and at other comparable companies.

           Variable Incentive Awards. To reinforce the importance of Company goals, the Committee believes that a substantial portion of the quarterly and annual compensation of each executive officer should be in the form of variable incentive pay. The variable incentive award set aside for each executive officer is determined in part on the basis of the Company's achievement of the quarterly and annual financial performance targets established at the beginning of the fiscal year and also on individual quarterly and annual objectives. The incentive plan requires a threshold level of Company performance that must be attained before any financial performance incentives are awarded. Once the threshold is reached, specific formulas are in place to calculate the actual incentive payment for each officer. A target is set for each executive officer based on targets for similar positions at comparable companies.

           Long-Term, Equity-Based Incentive Awards. The goal of the Company's long-term, equity-based incentive awards is to align the interests of executive officers with stockholders and to provide each executive officer with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. The Committee determines the size of long-term, equity-based incentives according to each executive's position within the Company and sets a level it considers appropriate to create a meaningful opportunity for stock ownership. In addition, the Committee takes into account an individual's recent performance, his or her potential for future responsibility and promotion, comparable awards made to individuals in similar positions with comparable companies, and the number of unvested options held by each individual at the time of the new grant. The relative weight given to each of these factors varies among individuals at the Committee's discretion.

           Generally, each option granted under the 2004 Equity Incentive Plan vests in periodic installments over a four-year period, contingent upon the executive officer's continued employment with the Company. Accordingly, the option will provide a return only if the officer remains with the Company and only if the market price appreciates over the option term.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

           The factors considered by the Committee in determining the compensation of the Chief Executive Officer, in addition to survey data, include the Company's operating and financial performance, as well as his or her leadership and establishment and implementation of strategic direction for the Company. The Committee considers stock options to be an important component of the Chief Executive Officer's compensation as a way to reward performance and motivate leadership for long term growth and profitability.

SUBCOMMITTEES AND ADVISORS

           The Committee may delegate the above responsibilities to subcommittees when appropriate except the Compensation Committee shall recommend for approval for the full Board the Annual Incentive Awards Program. The Compensation Committee's responsibility will be to ensure and approve all quarterly and annual requests for payments in accordance with the terms of the approved plan. The Committee has the authority to retain consultants on behalf of the Company to assist in its evaluation of compensation. The Committee shall also have authority to obtain advice and assistance from legal counsel, accountants or other advisors, as required.

MEETINGS

           The Committee shall elect its own chair and establish its own procedures. The Committee will meet regularly. Special meetings may be convened as required. The Committee will maintain written minutes of its meetings, which will be filed with the minutes of the meeting the Board of Directors. The Committee, or its Chair, shall report to the Board of Directors on the results of these meetings.

APPENDIX B

SOCKET MOBILE, INC.

FORM OF MANAGEMENT INCENTIVE VARIABLE COMPENSATION PLAN
Effective January 1, 2011

General

           Socket Mobile, Inc. ("Company") will make quarterly and annual incentive compensation payments to participating officers and other designated employees of the Company. Participation and payments are subject to the approval of the Compensation Committee of the Board of Directors.

Participants

           All officers and designated employees shall be participants as approved by the Compensation Committee. This list may be amended from time to time by the Compensation Committee.

Quarterly target compensation

           The Compensation Committee of the Board shall recommend for Board of Directors approval quarterly and annual target compensation target amounts for each participant. The allocation of the annual compensation targets shall be as follows: Q1: 15%; Q2: 15%; Q3: 15%; Q4: 15%; Annual 40%.

           Example: If an individual annual compensation target is $40,000, allocated target compensation amounts are: Q1: $6,000; Q2: $6,000; Q3: $6,000; Q4: $6,000 and the annual target is $16,000.

           Target Compensation amounts for each period shall be divided into two components: 1) total revenue attainment (50%); and 2) earnings before interest, taxes, depreciation and amortization of assets (EBITDA) (50%). Attainment and related payouts shall be determined for each of these two components as described in this Plan. Payout shall be the sum of the attainment totals for the two components subject to the Pool Payout limitation.

Component earnings computation

           Total Revenue attainment: Actual Total Revenues shall be compared to Total Revenues in the Board of Directors approved financial plan ("Plan") for each of the quarterly or annual measurement periods and Percentage Attainment calculated. To calculate total payouts, the annual compensation payout target is multiplied by the period allocation percentage (15% for a quarter or 40% for annual) x the component percentage applicable to the Revenue component (50%) x the percentage attainment factor as described in the following table:

Percentage Attainment	Factor
Less than 80%	Zero
80% to 200%	Same as percentage Attainment (.8 to 2.0)
More than 200%	2.0

Example #1 quarterly calculation (Amounts in thousands of $):

Percentage attainment: Actual revenue of $5,250 Vs. Plan of $5,000 = 105.0% attainment

Revenue payout target: Annual pool target x Quarterly allocation x component factor

$400,000 x 15% x 50% = $30,000

Earned payout: Target payout x percentage attainment factor = earned payout

$30,000 x 105.0% = $31,500

Notes: earned payout is further subject to the payout limitation. Payouts are allocated proportionally to each individual's compensation target.

Example #2 annual calculation (Amounts in thousands of $):

Percentage attainment: Actual revenue of $18,000 Vs. Plan of $20,000 = 90.0% attainment

Revenue payout target: Annual pool target x Annual allocation x component factor

$400,000 x 40% x 50% = $80,000

Earned payout: Target payout x percentage attainment factor = earned payout

$80,000 x 90% = $72,000

Note: earned payout is further subject to the payout limitation. Payouts are allocated proportionally to each individual's compensation target.

           EBITDA attainment: Earnings before interest, taxes, depreciation and amortization of assets per the annual financial Plan for each quarterly or annual measurement period shall be compared to actual EBITDA dollars and percentage attainment calculated. To calculate total payouts, the annual compensation payout target is multiplied by the period allocation percentage (15% for a quarter or 40% for annual) x the component percentage applicable to the EBITDA component (50%) x the percentage attainment factor as described in the following table:

Percentage Attainment	Factor
Less than 80%	Zero
80% to 200%	Same as percentage Attainment (.8 to 2.0)
More than 200%	2.0

Example 1 quarterly measurement (amounts in thousands of $):

Percentage Attainment: Actual EBITDA of $450 Vs. Plan of $500 = 90% attainment

EBITDA target payout: Annual pool target x quarterly allocation % x component factor

$400,000 x 15% x 50% = $30,000

EBITDA earned payout: Target payout x percentage attainment factor

$30,000 x .9 = $27,000

Note: earned payout is further subject to the payout limitation. Payouts are allocated proportionally to each individual's compensation target.

Example 2 annual measurement (amounts in thousands of $):

Annual: Actual EBITDA of $1,000 Vs. Plan of $900 = 111.1% attainment

EBITDA target payout: Annual target x Annual allocation % x component factor

$400,000 x 40% x 50% = $80,000

EBITDA earned payout: Target payout x percentage attainment factor

$80,000 x .9 = $72,000

Note: earned payout is further subject to the payout limitation. Payouts are allocated proportionally to each individual's compensation target.

           Pool Payout Limitation:

           Total payouts in any measurement period may not exceed 50% of EBITDA. The Board of Directors may, in its sole discretion, adjust the pool payout limitation percentage if such changes are deemed to be in the best interests of the Company.

           Adjustments to actual amounts used in the calculations: The Board of Directors may, in its sole discretion, adjust actual Total Revenues or actual EBITDA used in the calculation to remove amounts that are deemed to be not in the ordinary course of business that should not be subject to performance measurements.

           Timing of payouts: Payouts will be made as soon as financial results have been determined and after approval by the Compensation Committee. Payouts should be made no later than 45 days after the end of interim quarters and 60 days after the end of the year. Q4 and annual payments should be based on audited numbers and payments made only after audited results have been finalized.

           Disputes: Any disputes shall be resolved by the Compensation Committee or by the Board of Directors, which shall have complete and final determination of all matters relating to this Plan.

           Term and termination, Plan changes: This Plan shall be effective commencing January 1, 2011 and may be terminated or changed without notice by the Compensation Committee.

           Eligibility in the event of employee termination: Unless superceded by other termination arrangements, participants who terminate employment during a quarter shall be entitled to a pro rata share of the bonus entitlement calculated and paid after completion of the quarter.

APPENDIX A TO MANAGEMENT INCENTIVE VARIABLE COMPENSATION PLAN

PLAN PARTICIPANTS AND VARIABLE COMPENSATION TARGETS

Name	Title	Target Amount

	Totals	$

Allocation of annual target:

Measurement Period	Percentage	Totals
Q1 201x Q2 201x Q3 201x Q4 201x Annual	15% 15% 15% 15% 40%	$ $ $ $ $
Total	100%	$

This Proxy is solicited on behalf of the Board of Directors of Socket Mobile, Inc.

2011 ANNUAL MEETING OF STOCKHOLDERS

           The undersigned stockholder of SOCKET MOBILE, INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated March 11, 2011, and hereby appoints Kevin J. Mills and David W. Dunlap, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2011 Annual Meeting of Stockholders of SOCKET MOBILE, INC. to be held on Wednesday, April 27, 2011 at 9:00 a.m. local time, at the Company's headquarters at 39700 Eureka Drive, Newark, California 94560, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

1.	ELECTION OF SEVEN DIRECTORS.
/ / FOR all nominees listed / / Withhold Authority to vote for ALL Nominees Listed
Nominees: Charlie Bass; Kevin J. Mills; Charles C. Emery, Jr.; Micheal L. Gifford; Leon Malmed; Thomas O. Miller; Peter Sealey
If you wish to withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list below:
Charlie Bass; Kevin J. Mills; Charles C. Emery, Jr.; Micheal L. Gifford; Leon Malmed; Thomas O. Miller; Peter Sealey
2.	PROPOSAL TO RATIFY THE APPOINTMENT OF MOSS ADAMS LLP AS INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011.
	/ / FOR	/ / AGAINST	/ / ABSTAIN
In their discretion, the Proxies are entitled to vote upon such other matters as may properly come before the meeting or any adjournments thereof.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE RATIFICATION OF MOSS ADAMS LLP AS INDEPENDENT PUBLIC ACCOUNTANTS AND AS THE PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.
Signature	Signature	, 2011 Date

(This Proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)